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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934



                         U.S.A. Floral Products, Inc.
                         ----------------------------
                               (Name of Issuer)


                         Common Stock, $.001 par value
    -----------------------------------------------------------------------
                        (Title of Class of Securities)


                                  90331T 10 7
           ---------------------------------------------------------
                                (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                 SCHEDULE 13G

CUSIP No.  90331T 10 7
          -------------

1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

     Jonathan J. Ledecky

________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) / /
                                                                         (b) / /

________________________________________________________________________________
3    SEC USE ONLY

________________________________________________________________________________
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

________________________________________________________________________________
                              5  SOLE VOTING POWER

NUMBER OF                        1,310,000
SHARES
BENEFICIALLY                  __________________________________________________
OWNED BY                      6  SHARED VOTING POWER
EACH
REPORTING                        0
PERSON
WITH                          __________________________________________________
                              7  SOLE DISPOSITIVE POWER

                                 1,310,000

                              __________________________________________________
                              8  SHARED DISPOSITIVE POWER

                                 0

________________________________________________________________________________
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,310,000

________________________________________________________________________________
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*                                                                 / /

________________________________________________________________________________
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     13.65%

________________________________________________________________________________
12  TYPE OF REPORTING PERSON*

    IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.
-------

     (a)  Name of Issuer:

          U.S.A. Floral Products, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          1025 Thomas Jefferson Street, N.W.
          Suite 600 West
          Washington, D.C.  20007

Item 2.
------

     (a)  Name of Person Filing:

          Jonathan J. Ledecky

     (b)  Address of Principal Business Office or, if none, Residence:

          c/o  USA Floral Products, Inc.
               1025 Thomas Jefferson Street, N.W.
               Suite 600 West
               Washington, D.C.  20007

     (c)  Citizenship:

          United States

     (d)  Title of Class of Securities:

          Common Stock, $.001 par value

     (e)  CUSIP Number:

          90331T 10 7

Item 3.   If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
------
check whether the person filing is a:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act
     (b)  / /  Bank as defined in section 3(a)(6) of the Act
     (c)  / /  Insurance company as defined in section 3(a)(19) of the Act
     (d)  / /  Investment Company registered under section 8 of the
               Investment Company Act
     (e)  / /  Investment Adviser registered under section 203 of the
               Investment Advisers Act of 1940
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     (f)  / /  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)
     (g) / / Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G)
     (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership
------

     (a)  Amount beneficially owned:

          1,310,000 shares of Common Stock (which includes 200,000 shares which may be acquired within 60 days pursuant to the exercise of options).

     (b)  Percent of Class

          13.65%

     (c)  Number of Shares to which person has:

          (i)   Sole power to vote or direct the vote:  1,310,000


          (ii)  Shared power to vote or direct the vote:    0


          (iii) Sole power to dispose or direct the disposition:  1,310,000


          (iv)  Shared power to dispose or direct the disposition:    0


Item 5.   Ownership of Five Percent or Less of a Class.
------

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.
------

          Not applicable


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Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    Security Being Reported on By the Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group
------

          Not applicable

Item 9.   Notice of Dissolution of Group
------

          Not applicable

Item 10.  Certification
-------

          Not applicable
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                                   SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 1998


                                               /s/ Jonathan J. Ledecky
                                               _________________________________
                                                           (Signature)